UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 11, 2013

TOP TO BOTTOM PRESSURE WASHING, INC.
(Exact name of registrant as specified in its charter)

Florida

(State or other jurisdiction of incorporation)

333-185174	20-4939098
(Commission File Number)	(IRS Employer Identification No.)

6371 Business Boulevard, Suite 200, Sarasota, Florida  34240

(Address of principal executive offices and zip code)

(941) 926-9700

(Registrant’s telephone number including area code)

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On September 11, 2013 at a Special Meeting of the Board of Directors, a change in our officers and directors was approved and an amendment to the Articles of Incorporation was approved for presentation to the Shareholders for a vote:

Our President, Douglas P. Zolla, age 42, resigned his position as President, effective September 11, 2013, to allow for the appointment of Mr. Andy Z. Fan as President and Director (see below) and he has no disagreements with the Company or the incoming officers and directors.  Mr. Zolla accepted the position of Chief Operating Officer effective September 11, 2013.

Mr. Andy Z. Fan, age 49, was nominated as Director, President and Chairman of the Board, and he accepted the positions which became effective September 11, 2013. There are no arrangements or understanding between Mr. Andy Z. Fan and any other person pursuant to which he was selected as a Director, President and Chairman of the Board, and the Company has not entered into, nor has any currently proposed plans to enter into, any transactions in which he will have a direct or indirect material interest.  In addition, there are no family relationships between Mr. Andy Z. Fan and any other director or executive officer of the Company.

Background of Mr. Andy Z. Fan:

Mr. Andy Z. Fan is currently President, Director, and Chairman of the Board of AF Ocean Investment Management Company [OTCBB:AFAN].  AF Ocean’s mission is to help Wall Street investors identify and work with respectable and reputable Chinese counterparts and companies and assist Chinese corporations to understand that the only way to benefit from the world’s biggest capital market is through strict and consistent adherence to the rules and regulations that govern companies listed on American stock exchanges.

Mr. Fan is currently President, Director and Chairman of the Board of ChinAmerica Andy Movie Entertainment Media [OTCBB:CAME].  The primary focus of the Company will be on the development, production and distribution of documentaries and animated films.  The production of documentaries will be focused on the Chinese government, culture and the history of the People’s Republic of China.

Mr. Fan is currently Chief Executive Officer, Principal Financial Officer, Director of Sichuan Leaders Petrochemical Company [OTCBB:SLPC].  Sichuan Leaders Petrochemical Company has determined that the various opportunities in the petrochemical field in Asia are expanding.  To take advantage of this opportunity the company will be exploring the acquisition of companies that are wholesaling and retailing petroleum based products to be used in the automotive industry and beyond.

Item 5.03  Amendments to Articles of Incorporation or Bylaws; Change in Authorized Capital Stock

On September 11, 2013, a Special Meeting of the Shareholders was held at the Corporate Offices (attending shareholders represented approximately 92 % of the outstanding shares, which constituted a quorum).  The following amendments to the Articles of Incorporation, as proposed by the Board of Directors, were approved by a unanimous vote of the voting shares.

Article IV amended to increase the capital stock as follows:

The total authorized capital stock of the corporation shall be five billion (5,000,000,000) shares of common stock with a par value of $.01 per share, all or any part of which capital stock may be paid for in cash, in property or in labor and services at a fair valuation to be fixed by the Board of Directors.  Such stock may be issued from time to time without any action by the stockholders for such consideration as may be fixed from time to time by the Board of Directors, and shares so issued, the full consideration for which has been paid or delivered, shall be deemed the fully paid up stock, and the holder of such shares shall not be liable for any further payment thereof.  Each share of stock shall have voting privileges and will be eligible for dividends.

There shall be one class of preferred blank check stock to be issued solely at the discretion of the Board of Directors.

Article VIII amended adding the name and address of the new director as follows:

The name and post office address of the Board of Directors are:

Mr. Andy Z. Fan, President, Chairman of the Board and Director, 6371 Business Boulevard, Suite 200, Sarasota, Florida 34240.

Mr. Douglas P. Zolla, Chief Operating Officer , 6371 Business Boulevard, Suite 200, Sarasota, Florida 34240.

Mr. Michael J. Daniels, Secretary, Treasurer and Director, 6371 Business Boulevard, Suite 200, Sarasota, Florida 34240.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01

Financial Statements and Exhibits

Exhibit No.	Description
3.4	Articles of Amendment to Articles of Incorporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOP TO BOTTOM PRESSURE WASHING, INC.
Dated: September 24, 2013	By:	/s/ Michael J. Daniels
Name Michael J. Daniels Secretary/Treasurer/Director